As filed with the Securities and Exchange Commission on October 22, 2012

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________________

GREEN EARTH TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	5160	26-0755102
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1136 Celebration Boulevard
Celebration, Florida 34747
(877) 438-4761
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Greg Adams
Chief Operating Officer
and
Chief Financial Officer
Green Earth Technologies, Inc.
7 West Cross Street
Hawthorne, NY 10532
(914) 372-4202
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Joel J. Goldschmidt, Esq.
Morse, Zelnick, Rose & Lander, LLP
405 Park Avenue, Suite 1401
New York, New York 10022
(212) 838-8269

Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller Reporting Company
☐	☐	☐	☑
(Do not check if a smaller reporting company)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON A DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Amendment”) to Registration Statement File No. 333-173455 of Green Earth Technologies, Inc. (the “Company”), originally declared effective by the Securities and Exchange Commission (the “SEC”) on May 12, 2011, as amended by Post-Effective Amendment No. 1 declared effective by the SEC on February 8, 2012 (the “Registration Statement”), is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement and the Prospectus included therein as to include information contained in the Company’s (i) Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed with the SEC on September 28, 2012 (the “Annual Report”); and (ii) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year covered by the Annual Report as set forth in the section of the Prospectus contained in this Amendment entitled “Incorporation By Reference of Certain Documents.”

The information included in this Amendment updates and supplements the Registration Statement and the Prospectus contained therein.  No additional securities are being registered under this Amendment.  All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed.  The selling security holders may not sell the securities covered by this prospectus until the Post-Effective Amendment of which this prospectus is a part filed with the Securities and Exchange Commission is declared effective.  This prospectus is not an offer to sell and is not soliciting an offer to purchase the securities in any jurisdiction where such offer or sale is prohibited.

Prospectus	Filed Pursuant to Rule ___
Registration No. 333-173455

SUBJECT TO COMPLETION, dated October 22, 2012
GREEN EARTH TECHNOLOGIES, INC.

24,648,600 Shares of Common Stock

This prospectus (this “Prospectus”) relates to the sale, from time to time, by certain stockholders of up to 24,648,600 shares of our common stock.  Up to 21,148,600 shares will be offered by Lincoln Park Capital Fund, LLC (“LPC”) and up to 3,500,000 shares will be offered by or on behalf of Mathew Zuckerman, Intermountain Marketing & Finance, Inc., Treya, Inc. and Lora Jakobsen, trustee of the Mathew Mark Zuckerman Trust (collectively, the “Zuckerman Parties” and, together with LPC, the “Selling Stockholders”).  Please refer to the sections of the Prospectus, entitled “The Lincoln Park Capital Transaction,” “The Zuckerman Settlement” and “The Selling Stockholders” for additional information.

The prices at which the Selling Stockholders may sell the shares of Common Stock will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any proceeds from the sale of the shares by the Selling Stockholders.  However, we will receive the proceeds from the sale of shares of our Common Stock to LPC.

We have incorporated by reference into this Prospectus the information contained in our Annual Report on Form 10-K for the year ended June 30, 2012 (our “2012 Annual Report”) and our preliminary Proxy Statement on Schedule 14A filed on October 16, 2012 (our “Proxy Statement”).

Our Common Stock is registered under Section 12(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is quoted on the OTCBB under the symbol “GETG.”

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 17 of our 2012 Annual Report for a discussion of these risks.

LPC is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).
_________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_________

The date of this Prospectus is ______ __, 2012.

PROSPECTUS SUMMARY

This Prospectus relates to the resale, from time to time, of up to 24,648,600 shares of our Common Stock by the Selling Stockholders.  This Prospectus is part of Post-Effective Amendment No. 2 to a Registration Statement that was declared effective by the SEC on May 12, 2011 and that was amended by Post-Effective Amendment No. 1 declared effective by the SEC on February 8, 2012, registering for resale up to 24,648,600 shares of our Common Stock (the “Registration Statement”).  Post-Effective Amendment No. 2 updates the Registration Statement by incorporating by reference certain reports filed by us under the Exchange Act, including our 2012 Annual Report and our Proxy Statement.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference the information contained in documents that we file with them.  We are incorporating by reference into this Prospectus the documents listed below (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K):

●	Our 2012 Annual Report; and

●	Our Proxy Statement.

By incorporating by reference our 2012 Annual Report, and Proxy Statement, we can disclose important information to you by referring you to our 2012 Annual Report and Proxy Statement, which are considered part of this Prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this Prospectus modifies or supersedes the statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We post on our public website (www.getg.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as well as our definitive Proxy Statement as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this Prospectus. Copies of any of these documents may be obtained free of charge through our website or by contacting our Investor Relations Department at 7 West Cross Street, Hawthorne, NY 10532, or by calling (914) 372-4202.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding the Company at www.sec.gov.

You should rely only on the information contained in this Prospectus Supplement or to which we have referred you.  We have not authorized any person to provide you with different information or to make any representation not contained in this Prospectus.

THE LINCOLN PARK CAPITAL TRANSACTION

On March 7, 2011, we executed and delivered a Purchase Agreement with LPC, pursuant to which we have the right to sell and LPC has the obligation to purchase, subject to the satisfaction of various conditions, up to $15 million worth of shares of our Common Stock, and a Registration Rights Agreement, pursuant to which we agreed to register for resale the shares to be sold to LPC under the Purchase Agreement.

Pursuant to the Purchase Agreement, during the 30-month period beginning on the effective date of the Registration Statement, which was May 12, 2011, we have the right to sell to LPC up to $50,000 worth of shares of our Common Stock every two business days.  Under certain circumstances we may increase the amount of shares that we may sale at any one time or the frequency of those sales. No sales of our shares may occur under the Purchase Agreement if the purchase price for such shares, as determined under the Purchase Agreement, would be below $0.20 per share.  The purchase price for the shares we put to LPC is based on the lower of the lowest sale price of a share of our Common Stock on the purchase date or the average of the three lowest closing sales prices during the 12-day period preceding the purchase date.

In consideration for entering into the Purchase Agreement, we issued to LPC 574,300 shares of our Common Stock as an initial commitment fee and agreed to issue an additional 574,300 shares of our Common Stock on a pro rata basis, based the value of the transaction relative to $15 million, as and when we exercised our right to sell shares under the Purchase Agreement, as an additional commitment fee.

We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day’s notice.

21,148,600 shares covered by this Prospectus include the following shares issued or issuable to LPC:

●	574,300 initial commitment shares issued on March 7, 2011;
●	574,300 additional commitment shares issuable upon exercise of our put right over the term of the Purchase Agreement; and
●	20,000,000 shares to be sold under the Purchase Agreement.

As of October 15, 2012, we had 154,544,594 shares of our Common Stock issued and outstanding, of which 83,475,394 shares were held by non-affiliates.  As of October 15, 2012, LPC beneficially owned 662,861 shares of our Common Stock.  If we exercised our right to sell all of the remaining shares covered by this Prospectus such shares would represent  approximately 10.6% of all of the issued and outstanding shares of our Common Stock, as adjusted, as of the date hereof.  In addition, based on the market price of a share of our Common Stock on October 15, 2012 of $0.21 per share, if we sold and/or issued all of the remaining unsold shares covered by this Prospectus, we would receive aggregate gross proceeds of $3,596,000.  In order to realize the maximum gross proceeds of $15 million allowable under the Purchase Agreement, we would have to sell the remaining unsold shares covered by this Prospectus for an average price of $0.88 per share.

Effect of Performance of the LPC Purchase Agreement on Our Shareholders

This Prospectus covers 21,148,600 shares of our Common Stock that may be sold by LPC from time to time.  These shares may be sold by us to LPC pursuant to the terms of the Purchase Agreement.  We have agreed with LPC to maintain the effectiveness of the Registration Statement of which this Prospectus is a part until all the shares covered hereby have either been sold or are salable under Rule 144 promulgated under the Securities Act.  The number of shares ultimately offered for sale by LPC without restriction under this Prospectus depends upon the number of shares purchased by LPC under the Purchase Agreement. Under the Purchase Agreement, we have already sold or issued to LPC 3,489,326 shares of our Common Stock.

The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our Common Stock to decline and to be highly volatile.  LPC may ultimately purchase all, some or none of the shares of our Common Stock reserved for issuance under the Purchase Agreement.  After it has acquired such shares, it may sell all, some or none of such shares.  Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. However, we have the right to control the timing and amount of any sales of our shares to LPC and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Subject to approval by our Board of Directors, we have the right but not the obligation to sell up to $15 million worth of shares of Common Stock to LPC. In the event we want to sell more than 21,148,600 to LPC, we will be required to file a new registration statement and have it declared effective by the SEC. In addition, in the event that we decide to issue to LPC more than 19.99% of our outstanding shares of Common Stock as of March 7, 2011, we would first be required to seek shareholder approval in order to be in compliance with the NASDAQ Capital Market rules.

The following table sets forth the amount of proceeds we would receive from LPC from the sale of remaining shares covered by this Prospectus at varying purchase prices:

Assumed Average Purchase Price		Number of Registered Shares Available for Purchase	Registered Pro Rata Commitment Shares Earned	Total Number of Additional Shares to be Issued if Full Purchase	Proceeds from the Future Sales of Shares to LPC Under the Purchase Agreement	Percentage of Outstanding Shares After Giving Effect to Future Issuance to LPC (1)

$0.20	(2)	17,125,174	182,931	17,308,105	$3,425,035	10.5%
$0.21	(3)	17,125,174	192,078	17,317,252	$3,596,287	10.5%
$0.25		17,125,174	228,664	17,353,838	$4,281,294	10.6%
$0.50		17,125,174	457,328	17,582,502	$8,562,587	10.6%
$1.00		14,300,006	534,100	14,834,106	$14,300,006	9.1%
$1.50		9,533,337	534,100	10,067,437	$14,300,006	6.5%
____________

(1)
The denominator is based on 154,544,594 shares outstanding as of October 15, 2012 plus the Total Number of Registered Shares to be Issued if Full Purchase. The numerator is the Total Number of Registered Shares to be Issued if Full Purchase.

(2)
Under the Purchase Agreement, we may not sell and LPC is not obligated to purchase any shares of our Common Stock in the event the purchase price for such shares, as determined under the Purchase Agreement, would be below $0.20.

(3)	The closing sale price of our shares on October 15, 2012.
______________________________

THE ZUCKERMAN SETTLEMENT

On November 20, 2009, the Zuckerman Parties filed a lawsuit against us alleging that they suffered damages of not less than $6 million as a result of our refusal to allow them to transfer the shares they allegedly owned or controlled at the time.  Mathew Zuckerman also sought declaratory relief that was not in violation of the non-compete provisions contained in his employment agreement with us.  Mathew Zuckerman is one of our founders and a former executive officer and director.  On March 30, 2011, the United States District Court for the Central District of California issued an Order settling the case (the “Settlement Order”).  Pursuant to the terms of the Settlement Order, we issued 3,500,000 shares to the Zuckerman Parties.  The Zuckerman Parties may not trade on the market in any one week more than 10% of the previous week’s sales volume of our shares as reported by the OTCBB.  Through October 15, 2012, the Zuckerman Parties sold an aggregate of 1,703,871 of the shares issued in connection with the settlement of their legal action.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this Prospectus are being offered by the Selling Stockholders and may be sold or distributed from time to time directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  Sale of the shares of Common Stock offered by this Prospectus may be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents

●	“at the market” into an existing market for the Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the Common Stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

LPC is an “underwriter” within the meaning of the Securities Act.

Neither we nor the Selling Stockholders can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between any Selling Stockholder, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus.  At the time a particular offer of shares is made, a Prospectus, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all the expenses incident to the registration, offering, and sale of the shares offered pursuant to this Prospectus other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our Common Stock during the term of the Purchase Agreement.  Under the terms of the settlement order, the Zuckerman Parties may not trade on the market in any one week more than 10% of the previous week’s sales volume of our shares as reported by the OTCBB

We have advised LPC that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Exchange Act.  With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold.

THE SELLING SHAREHOLDERS

The following table presents information regarding the Selling Stockholders as of October 1, 2012.  The Selling Stockholders may sell all, some or none of the shares that are beneficially owned.  Neither LPC nor any of its affiliates has held a position or office, or had any other material relationship, with us. Mathew Zuckerman was one of our founders and an executive officer and a member of our Board from August 2007 through January 2009.

Selling Shareholder	Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned(1)	Shares to be Sold in the Offering Assuming The Company Issues All of the Remaining Unissued Shares Covered by this Prospectus	Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (2)	662,861(3)	*(3)	21,148,600(4)	*
Zuckerman Parties	1,796,529(5)	1.2%	3,500,000(6)	*
____________
*           Less than 1%.

(1)	Based on 154,544,594 shares of Common Stock issued and outstanding as of October 15, 2012.

(2)
Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of Common Stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this Prospectus.

(3)	Does not include any unissued shares of Common Stock reserved for issuance under the Purchase Agreement.

(4)	Assumes we issue and sell to LPC all of the shares of our Common Stock reserved for issuance under the Purchase Agreement.

(5)	Includes 1,796,129 shares are held by DLA Piper (US) as designee for the Zuckerman Parties and 400 shares held by Treya, Inc.

(6)	Includes 1,703,871 shares sold on or prior to October 15, 2012

EXPERTS

Friedman LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2012, as set forth in their report, which is incorporated by reference in the Prospectus and elsewhere in the registration statement.  Our consolidated financial statements and schedule are incorporated by reference in reliance on Friedman LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.  [TO BE UPDATED]

We estimate that expenses payable by us in connection with the issuance and distribution of the shares of our Common Stock covered by this Registration Statement, including the expenses incurred and to be incurred in connection with preparing and filing Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2, are as follows:

SEC registration fee	$1,030
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Filing and printing expenses	7,500
Miscellaneous	15,000

Total	$53,530

Except for the SEC registration fee, all of the amounts shown above are estimates.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145(a) of the General Corporation Law of Delaware, we have the power to indemnify our directors, officers, employees or agents who are parties or threatened to be made parties to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the Company) arising from that person’s role as our director, officer, employee or agent against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Under Section 145(b) of the General Corporation Law of Delaware, we have the power to indemnify our directors, officers, employees and agents who are parties or threatened to be made parties to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in our favor arising from that person’s role as our director, officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) further provides that if one of our present or former directors or officers has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Article Seventh of our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any of our directors for or with respect to any acts or omissions of such director occurring prior to such amendment.

Sections 6.1 and 6.2 of our by-laws provides that we shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, have the power to indemnify each of our directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent.

Further, Section 145(g) of the Delaware General Corporation Law and Section 6.3 of our by-laws allows us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent against any liability asserted against such person and incurred by such person, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law and our by-laws.

Section 145(e) of the Delaware General Corporation Law and Section 6.4 of our by-laws allows us to pay expenses incurred by directors and officers incurred in defending any civil or criminal action or proceeding for which indemnification is required, or for which indemnification is permitted following authorization by the board of directors in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized by the Delaware General Corporation Law and our by-laws.

These limitations of liability, indemnification and expense advancements may discourage a stockholder from bringing a lawsuit against directors for breach of their fiduciary duties. The provisions may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be adversely affected to the extent we pay the costs of defense or settlement and damage awards against directors and officers pursuant to these limitations of liability and indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insurance.  The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In April 2012, we issued 233,000 shares of our common stock to pay the accrued interest on a convertible debenture.

In June 2012, we issued 1,800,000 shares of our common stock for gross proceeds of $500,000 in a private placement transaction.

In October, 2012 we sold $4,000,000 aggregate principal amount of our 6% secured convertible debentures due December 31, 2014 and warrants to purchase 11,764,706 shares of our common stock.

All of the foregoing shares were issued in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit Numbers	Description
3.1(a)	Certificate of Incorporation(1)
3.1(b)	Certificate of Amendment of Certificate of Incorporation(1)
3.1(c)	Certificate of Merger of Foreign Corporation into a Domestic Corporation(1)
3.1(d)	Certificate of Correction of Certificate of Incorporation(1)
3.1(e)	Certificate of Correction of Certificate of Amendment(1)
3.1(f)	Certificate of Correction of Certificate of Merger(1)
3.1(g)	Certificate of Ownership and Merger(1)
3.2	By-Laws(1)
4.1	Specimen Stock Certificate(1)
4.2	Form of Option Agreement(1)
4.3	Final form of 6% Convertible Debenture due and payable on December 31, 2014(2)
4.4	Final form of Series A Common Stock Purchase Warrant exercisable at any time on or before December 31, 2016 at an exercise price is $0.21(2)
5.1	Opinion of Morse, Zelnick, Rose & Lander, LLP*
10.1	2008 Stock Award and Incentive Plan, as amended(1)
10.2	**Employment Agreement with William J. Marshall(1)
10.3	**Employment Agreement with Greg Adams(1)
10.4	Agreement with Inventek Colloidal Cleaners, LLC(1)
10.5	Distribution Agreement with Techtronics Industries North America, Inc.(1)
10.6	Promissory Note in the aggregate principal amount of $300,000(1)
10.7	Promissory Note in the aggregate principal amount of $125,000(1)
10.8	Agreement with Bio Tec Fuel and Chemical, LLC(1)
10.9	Letter Agreement with Kwik Paint Products(1)
10.10	Agreement with Marketiquette, Inc.(1)
10.11	Investment Agreement with Techtronics Industries Co., Inc.(1)
10.12	**Amendment No. 1 to Employment Agreement with Greg Adams(1)
10.13	Assignment of Invention, Priority Rights and Rights to Apply for Patents by Mathew Zuckerman(1)
10.14	Final form of Securities Purchase Agreement, dated as of December 12, 2011, between Green Earth Technologies, Inc., and each Investor identified on the signature pages thereto(2)
10.15	Final form of Registration Rights Agreement dated as of December 12, 2011, between Green Earth Technologies, Inc., and certain of the Investors(2)
10.16	Final form of Patent Security Agreement dated as of December 12, 2011, between Green Earth Technologies, Inc., and the Investors(2)
10.17	Final form of Trademark Security Agreement dated as of December 12, 2011, between Green Earth Technologies, Inc., and the Investors(2)
10.18	Final form of Security Agreement dated as of December 12, 2011, between Green Earth Technologies, Inc., and the Investors(2)
21.1	Subsidiaries of Green Earth Technologies(1)
23.1	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)*
23.2	Consent of Friedman LLP
24.1	Power of Attorney (included in the Signature Page)*

    *     Previously filed.
**     This exhibit is a management contract or compensatory plan or arrangement.

(1)	Filed as an exhibit to the Company’s Securities and Exchange Act of 1934 Registration Statement on Form 10 on October 6, 2009, as amended.

(2)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2011 and incorporate herein by reference.

(b) Financial Statement Schedules.

See the attached Schedule II – Valuation and Qualifying Accounts.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

GREEN EARTH TECHNOLOGIES, INC.
Financial Statement Schedule
Valuation and Qualifying Accounts

Description	Balance at Beginning of Period	Charged To Costs and Expenses	Deductions (1)	Balance at End of Period
	(in thousands)
Allowance for Doubtful Accounts Receivable
Year ended June 30, 2011	$45	60	(25)	$80
Year ended June 30, 2012	$80	-	(70)	$10
Inventory Reserve
Year ended June 30, 2011	$770	200	(245)	$725
Year ended June 30, 2012	$725	269	(69)	$925
______________
(1)   Write-offs

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions or are inapplicable, or because the information has been provided in the Financial Statement or the Notes thereto.

ITEM 17. UNDERTAKINGS

(a)	We, the undersigned Registrant, hereby undertake:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
We hereby undertake that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-1 and have duly caused this Post-Effective Amendment No. 2 to the S-1 Registration Statement, File No. 333-173455 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Celebration, State of Florida, on this 22nd day of October, 2012.

Green Earth Technologies, Inc.

By:	/s/ JEFFREY LOCH
Jeffrey Loch
President and Chief Marketing Officer

	Signature	Title	Date

	/s/ DAVID M. BUICKO*	Chairman of the Board of Directors and	October 22, 2012
	David M. Buicko	Director

	/s/ GREG D. ADAMS	Chief Operating Officer,	October 22, 2012
	Greg D. Adams	Chief Financial Officer (Principal Accounting Officer) and Secretary

	/s/ JEFFREY LOCH*	President, Chief Marketing Officer	October 22, 2012
	Jeffrey Loch	Director

	/s/ JANET JANKURA*	Director	October 22, 2012
Janet Jankura

Director
Humbert Powell

Director
Walter Raquet

*By:	/s/ GREG D. ADAMS		October 22, 2012
Greg D. Adams
Attorney-in-Fact